UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Golden Minerals Company
(Name of Registrant as Specified In Its Charter)

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350 Indiana Street, Suite 800

Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 19, 2011

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Golden Minerals Company will be held at Courtyard by Marriott Denver West/Golden, 14600 W. 6th Avenue Frontage Road, Golden, CO 80401 on Thursday, May 19, 2011 at 9:00 a.m., Denver time, for the following purposes:

1.                                       To elect six (6) directors to hold office until the 2012 annual meeting of stockholders or until their successors are elected;

2.                                       To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

3.                                       To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Our board of directors has fixed the close of business on March 30, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

The proxy statement, proxy card, and Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2010, are available at http://www.edocumentview.com/AUMN.

April 8, 2011
By order of the Board of Directors,

Deborah J. Friedman Corporate Secretary

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY AND/OR VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET SO THAT A QUORUM MAY BE REPRESENTED AT THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

i

GOLDEN MINERALS COMPANY

350 Indiana Street, Suite 800

Golden, Colorado 80401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 19, 2011

This Proxy Statement is furnished to the stockholders of Golden Minerals Company (“Golden Minerals,” the “Company,” or “we”) in connection with the solicitation of proxies by the board of directors of Golden Minerals to be voted at the annual meeting of stockholders on May 19, 2011, or at any postponements or adjournments of the annual meeting. Our annual meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials were made available to stockholders on or about April 8, 2011.

Pursuant to rules adopted by the SEC, Golden Minerals has elected to provide access to its proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis by writing to Jerry Danni, Golden Minerals Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2011:

The proxy materials are available at: http://www.edocumentview.com/AUMN.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your common stock at the annual meeting of stockholders on May 19, 2011. This proxy statement describes issues on which we would like you to vote at our annual meeting. It also provides you with information on these issues so that you may make an informed decision.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote on the following two items of business:

(1)                                  To elect six (6) directors to hold office until the 2012 annual meeting of stockholders;

(2)                                  To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Stockholders will also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

What are the board’s recommendations?

Our board of directors recommends that you vote:

•                  FOR the election of each of the six (6) nominated directors (see “Proposal No. 1”)

•                  FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (see “Proposal No. 2”)

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

As of March 30, 2011, the record date for the meeting, we had 15,239,467 shares of common stock outstanding. This amount includes 461,650 shares of unvested restricted common stock issued pursuant to our 2009 Equity Incentive Plan, which are not entitled to vote at the annual meeting. Therefore, as of March 30, 2011, 14,777,817 shares of common stock were outstanding and are entitled to vote at the annual meeting. You can vote all of the shares that you owned on the record date. These shares include: (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker or other holder of record rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and we have sent the Notice directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. You may vote by proxy via the Internet or telephone by following the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by filling out the proxy card included with the materials or by calling the toll free number found on the proxy card.

Beneficial Owner.  If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by that holder together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote and are also invited to attend the annual meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker or bank (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement as of March 30, 2011, a copy of the voting instruction card provided by your broker, bank or other holder of record, or other similar evidence of ownership. Registration and seating will begin at 8:30 a.m., Denver time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

How may I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted by you in person only if you obtain a legal proxy from the broker, bank or other holder of record that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

How may I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy card or via the Internet or telephone by following the instructions provided in the Notice. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other holder of record. For directions on how to vote, please refer to the instructions included in the Notice or, for shares held beneficially in street name, the voting instruction card provided by your broker, bank or other holder of record.

Proxies submitted properly by one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is submitted but voting directions are not provided, the proxy will be voted “FOR” each of the six director nominees, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and in such manner as the proxy holders named on the proxy, in their discretion, determine upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

If your shares are held through a broker, bank or other nominee (collectively referred to as “brokers”), under applicable rules of NYSE Amex LLC (“NYSE Amex”) (the exchange on which our common stock is traded), the broker will vote your shares according to the specific instructions it receives from you. If the broker does not receive voting instructions from you, the broker may vote only on a proposal that is considered a “routine” matter under the NYSE Amex rules. Under the NYSE Amex rules, the election of directors is no longer a “routine” matter on which your broker may vote without your instructions. At this year’s annual meeting, your broker may vote without your instructions only on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.  The broker’s failure to vote on the election of directors because it lacks discretionary authority to do so, commonly referred to as a “broker non-vote”, will not affect the outcome of the vote on the election of directors.

May I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by: (1) delivering a written notice of your revocation to our Corporate Secretary at our principal executive office located at 350 Indiana Street, Suite 800, Golden, Colorado 80401; (2) executing and delivering a later dated proxy card; or (3) by the Internet or telephone by following the voting instructions provided in the Notice. In addition, the powers of the proxy holders to vote your stock will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority, or over 50%, of the shares of our common stock outstanding and entitled to vote as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you properly submit a proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker or bank indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

Election of Directors.  In the election of directors, six (6) candidates will be elected by a plurality of affirmative votes. That is, the six (6) candidates that receive the highest number of affirmative votes will be elected to serve on our board of directors.

Ratification of PricewaterhouseCoopers LLP.  The affirmative vote of the majority of the outstanding shares of common stock present at the meeting (either in person or by proxy) will be required for ratification.

How may I vote on each of the proposals?

In the election of directors, you may vote FOR any one or more, or all, of the nominees, or your vote may be WITHHELD with respect to any one or more, or all, of the nominees. For the ratification of PricewaterhouseCoopers LLP, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

Who will count the proxy votes?

Votes will be tabulated by our transfer agent, Computershare Trust Company, N.A.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, any of the officers named as proxy holder, Jeffrey G. Clevenger, Robert P. Vogels, Jerry W. Danni, Deborah J. Friedman, or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the person named as the proxy holder will vote your proxy for another candidate nominated by our board of directors.

What rights of appraisal or similar rights of dissenters do I have with respect to any matter to be acted upon at the meeting?

No action is proposed at this meeting for which the laws of the state of Delaware or our bylaws provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

Who will bear the cost of this proxy solicitation?

The cost of this proxy solicitation will be borne by Golden Minerals. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, email, or in person. We will also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The board of directors unanimously recommends that the Company’s stockholders vote FOR the election of the following six nominees:

Jeffrey G. Clevenger

W. Durand Eppler

Ian Masterton-Hume

Kevin R. Morano

Terry M. Palmer

David H. Watkins

The board of directors has nominated for election at the annual meeting Messrs. Clevenger, Eppler, Masterton-Hume, Morano, Palmer, and Watkins to serve until the 2012 annual meeting of stockholders or until their successors are elected, and each of the persons named above has consented to being named as a nominee. Each nominee is currently a director of Golden Minerals.

Pursuant to the terms of a private placement to two funds affiliated with The Sentient Group (collectively, “Sentient”), Sentient has the right to nominate one director to our board of directors so long as the Sentient stockholders collectively beneficially own at least 17% of our outstanding common stock, not including restricted stock held by our employees.  On March 30, 2011, the Sentient stockholders collectively beneficially owned approximately 20% of our outstanding common stock, not including restricted stock held by our employees. Sentient nominated Mr. Masterton-Hume to serve as a director, and he was subsequently nominated by the board of directors.

The following table sets forth the name, residence, age, and current positions of each nominee:

Name and Residence	Age	Position
Jeffrey G. Clevenger(1) Colorado, USA	61	Director, Chairman of the Board of Directors
W. Durand Eppler(2)(4) Colorado, USA	57	Director, Chairman of the Corporate Governance and Nominating Committee
Ian Masterton-Hume(3) New South Wales, Australia	60	Director
Kevin R. Morano(3)(4) Florida, USA	57	Director, Chairman of the Compensation Committee
Terry M. Palmer(2)(4) Colorado, USA	66	Director, Chairman of the Audit Committee
David H. Watkins(2)(3) British Columbia, Canada	66	Director

(1)	Mr. Clevenger also serves as our President and Chief Executive Officer.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Corporate Governance and Nominating Committee.

Information regarding each nominee is set forth below, based upon information furnished to us by the nominee.

Nominees for Election

Jeffrey G. Clevenger.  Mr. Clevenger has served as our Chairman of the Board and as our President and Chief Executive Officer since March 2009. He served as a director and President and Chief Executive Officer of our predecessor, Apex Silver Mines Limited (“Apex Silver”) from October 2004 through March 2009. Mr. Clevenger worked as an independent consultant from 1999 when Cyprus Amax Minerals Company, his previous employer, was sold until he joined Apex Silver in 2004. Mr. Clevenger served as Senior Vice President and Executive Vice President of Cyprus Amax Minerals Company from 1993 to 1998 and 1998 to 1999, respectively, and as President of Cyprus Climax Metals Company and its predecessor, Cyprus Copper Company, a large integrated producer of copper and molybdenum with operations in North and South America, from 1993 to 1999. He was Senior Vice President of Cyprus Copper Company from August 1992 to January 1993. From 1973 to 1992, Mr. Clevenger held various technical, management and executive positions at Phelps Dodge Corporation, including President and General Manager of Phelps Dodge Morenci, Inc. He is a Member of the American Institute of Mining, Metallurgical and Petroleum Engineers and the Metallurgical Society of America. Mr. Clevenger holds a B.S. in Mining Engineering with Honors from the New Mexico Institute of Mining and Technology and is a graduate of the Advanced International Senior Management Program of Harvard University. In determining Mr. Clevenger’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in the mining industry, including the operating, management, and executive positions he has held previously at several other mining companies.

W. Durand Eppler.  Mr. Eppler has served as a director of our company since March 2009. Mr. Eppler has over 30 years of experience in the natural resources industry and serves as a Partner of Sierra Partners, LLC, a private investment and advisory firm he founded in 2004. The firm has an exclusive focus on mining, oil and gas and energy resource industries and international experience. From June 2005 until August 2008, Mr. Eppler was President and CEO of Coal International Plc, an international coal mining and development company. From 1995 to 2004, Mr. Eppler held various positions at Newmont Mining Corporation, the world’s second largest gold producer, and its subsidiaries, including Vice President of Newmont Capital, Ltd. (2002 to August 2004), Vice President, Corporate Development of Newmont Mining Corporation (2001 to 2002), President of Newmont Indonesia (1998 to 2001), and Vice President, Corporate Planning of Newmont Mining Corporation (1995 to 1998). Prior to joining Newmont, Mr. Eppler served as the Managing Director, Metals & Mining for Chemical Securities, Inc., a subsidiary of Chemical Bank (now JPMorgan Chase), where he was responsible for relationship management, technical support, corporate finance services, credit marketing and transaction execution for clients in the global precious metals, industrial and energy resources businesses. He currently serves on the boards of directors of Vista Gold Corporation, Augusta Resource Corporation, and Frontier Mining Limited, and he served on the boards of Allied Nevada Gold Corporation, Northern Energy Mining Company, and Coal International Plc during the last five years. Mr. Eppler holds a B.A. in Geography & Religion from Middlebury College and an M.S. in Mineral Economics from the Colorado School of Mines. Mr. Eppler is a member of the Society of Mining Engineers of A.I.M.E. and a member of the Global Leadership Council, College of Business, Colorado State University. In determining Mr. Eppler’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mining industry public and private finance, corporate development in public mining companies, and management in the base and precious metals mining industries.

Ian Masterton-Hume.  Mr. Hume has served as a director of our company since March 2009. He has over 30 years of experience in the natural resources industry. From January 2000 until December 2008, he was a partner of The Sentient Group, a manager of closed-end private equity funds specializing in global investment in the natural resources sector headquartered in Sydney, Australia, which he also co-founded. Since December 2008, Mr. Hume has acted as a consultant to The Sentient Group. From 1994 to 2000, Mr. Hume served as a consultant to AMP Society’s Private Capital Division, focused on international mining and telecommunications investments primarily in North and South America, Russia and the Pacific Rim. His experience prior to 1994 includes serving as a consultant to Equatorial Mining in Santiago, Chile, regarding development of its copper assets, and approximately 23 years of investment management and investment banking experience for companies in Australia and the United Kingdom, including Impala Pacific Corporation in Hong Kong, Bain & Company in Sydney, Australia and the Jessel Group of companies in London and South Africa. He is currently a director of Norsemont Mining Inc. and Iron Road Limited, and he served as a director of Andean Resources Ltd. from 2005 though 2010 and of Apex Silver from 2007 through 2009. Mr. Hume attended both Harrow School (England) and Nice University (France). In determining Mr. Hume’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mining industry public and private finance, and corporate development and mine project development in South America, together with his experience serving as a director of small publicly held mineral exploration and development companies operating in South America.

Kevin R. Morano.  Mr. Morano has served as a director of our company since March 2009. He has been Managing Principal of KEM Capital LLC, a private equity investment company and provider of management advisory services, since March 2007. From March 2002 to March 2007, Mr. Morano was employed by Lumenis Ltd., a laser and light-based technology company specializing in medical devices for aesthetic, surgical and ophthalmic applications. His positions with Lumenis included Chief Financial Officer from March 2002 to August 2004 and Senior Vice President for Marketing and Business Development from May 2004 to March 2007. Prior to joining Lumenis, Mr. Morano held a number of senior executive positions at major American public companies including a 21 year career at ASARCO Incorporated, a global copper mining company and specialty chemicals and aggregates producer, which was acquired by Grupo Mexico in December 1999. At ASARCO, Mr. Morano served in various senior executive capacities including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. He currently serves as a director of Bear Creek Mining Company, and he served as a director of Apex Silver from 2000 through March 2009. From May 2000 through October 2001, Mr. Morano served as the Chief Financial Officer of Exide Technologies, which subsequently filed for Chapter 11 bankruptcy protection in April 2002. Mr. Morano holds a B.Sc. in Finance from Drexel University and an M.B.A. from Rider University. In determining Mr. Morano’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mining industry public and private finance and management experience at public mining companies.

In April 2006, the Securities and Exchange Commission (the “SEC”) filed a complaint in U.S. District Court against Lumenis Ltd., one of its former officers and Mr. Morano, the Chief Financial Officer of Lumenis, alleging violations of the anti-fraud and other provisions of federal securities law. With respect to Mr. Morano, the complaint alleged, among other things, that Mr. Morano knowingly or recklessly permitted the improper accounting of certain sales transactions, which resulted in the publication by Lumenis Ltd. of materially false financial statements in 2002 and 2003. Without admitting or denying the allegations in the complaint, Mr. Morano consented to the entry, in September 2008, of a final consent judgment that, among other things, enjoins Mr. Morano from violating various provisions of the federal securities laws, including Section 17(a) of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and ordered Mr. Morano to pay a $55,000 civil penalty, and an SEC administrative order suspending Mr. Morano from appearing or practicing before the SEC as an accountant.

Terry M. Palmer.  Mr. Palmer has served as a director of our company since March 2009. He has 40 years of financial, management and accounting experience with a particular focus on the mining industry. Since January 2003, Mr. Palmer has worked on a part-time basis for and is a principal of the CPA firm of Marrs, Sevier & Company LLC. He spent 36 years at Ernst & Young LLP where he rose from a staff position to partner responsible for audit and advisory services to major international mining companies and serving as the technical consulting partner for SEC-related business. Mr. Palmer is currently a director of Allied Nevada Gold Corp. and Sunward Resources Ltd., and he served as a director of Apex Silver from September 2004 through March 2009. He also served as a director of Energy West Incorporated from November 2002 through November 2006. Mr. Palmer holds a B.Sc. in Business Administration from Drake University and an M.B.A. from the University of Denver. He is a certified public accountant and a member of the American Institute and Colorado Society of Certified Public Accountants. In determining Mr. Palmer’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise as an audit partner at Ernst & Young LLP focused on public mining companies, his knowledge about and experience in the types of accounting and financial issues faced by public mining companies, and his experience as a director of exploration, development, and small public mining companies.

David H. Watkins.  Mr. Watkins has served as a director of our company since March 2009. He has over 40 years of experience in the mining industry, working as a senior executive with major mining companies and junior exploration and development companies. Mr. Watkins served as President and Chief Executive Officer of ATNA Resources, Ltd. (“ATNA”), a company engaged in the exploration, development and production of gold properties, since 2000. From January 2009 until June 2010, he served as ATNA’s Executive Chairman and since June 2010 has served as its Chairman. From 1993 to 1999, Mr. Watkins served as Senior Vice President, Exploration of Cyprus Amax Minerals Company, a producer of commodities including copper, gold, molybdenum, lithium and coal. Prior to his employment with Cyprus Amax, Mr. Watkins served as President of Minova Inc., a producer of precious metals and base metals from mining operations in Canada. Mr. Watkins currently serves on the boards of directors of a number of companies, including ATNA, Euro Ressources S.A., Commander Resources Ltd., Prodigy Gold Inc. (formerly Golden Goose Exploration, Inc.), Valley High Ventures Corporation, and Camino Mineral Corporation. Mr. Watkins resigned from service as a director of Maudore Minerals Ltd. in November 2010. Mr. Watkins holds a B.A. in Geology from Queen’s University at Kingston, and an M.S. in Geology from Carleton University, Ottawa, and is a graduate of the Executive Business Program from the University of Western Ontario. Mr. Watkins is a member of the Canadian Institute of Mining and Metallurgy, Geological Association of Canada, Geological Society of Nevada and Prospectors and Developers Association of Canada. In determining Mr. Watkins’ qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mineral exploration for base and precious metals in South America and other regions, and his experience as an executive or director of small public mining companies like our company and familiarity with the technical exploration, financing, and management issues faced by such companies.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF AUDITORS

The board of directors, pursuant to the recommendation of the Audit Committee of the board of directors, unanimously recommends ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

The affirmative vote of the holders of a majority of the common stock entitled to vote and represented in person or by proxy at the annual meeting is required to ratify the selection of our independent registered public accounting firm for the fiscal year 2011. In the event the ratification is not approved by the required number of holders, the Audit Committee may reconsider, but will not necessarily change, its selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our inception. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate stockholder questions.

The following table sets out the aggregate fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2010 and 2009 for the categories of fees described.

	Fiscal Year Ended December 31,
	2010	2009
Audit Fees(1)	$647,365	$1,198,481
Audit Related Fees	—	—
Tax Fees(2)	74,082	189,522
All Other Fees(3)	1,562	1,616
Total Fees(4)	$723,009	$1,389,619

(1)	Audit fees include fees for services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements.
(2)	Tax fees include fees for services rendered in connection with the preparation of our tax returns in the United States and other foreign jurisdictions as well as international tax planning services.
(3)	All other fees include fees for access to a PricewaterhouseCoopers LLP accounting database and other research materials.
(4)	For the year ended December 31, 2009, $626,023 of the Total Fees is attributable to our predecessor, Apex Silver.

The Audit Committee charter includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The Audit Committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and non-audit services performed by the outside auditors, subject to any exception under Section 10A of the Securities Exchange Act of 1934 and any rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee must report any decisions to the full committee at its next scheduled meeting. All of the fees and services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to its pre-approval policy as provided in the Audit Committee charter.

THE BOARD AND ITS COMMITTEES

Meetings and Committees of the Board of Directors

During 2010, our board of directors held ten meetings.

Audit Committee.  We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee met four times during 2010. Our

Audit Committee is currently comprised of Messrs. Palmer, Eppler and Watkins. Each of the members of the Audit Committee is independent and financially sophisticated, as defined by the NYSE Amex listing standards. Our board has determined that Mr. Palmer, the Audit Committee Chairman, qualifies as an “Audit Committee Financial Expert” as that term is defined in rules promulgated by the SEC. The Audit Committee is responsible for the selection, compensation, retention and oversight of the independent auditor, which reports directly to the Audit Committee. The Audit Committee also assists the board of directors in reviewing and oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The Committee regularly reviews the Company’s financial statements and reports, earnings press releases, financial reporting process, system of internal controls, and compliance with applicable law.

The board of directors has adopted a written charter for the Audit Committee. The charter may be viewed on Golden Minerals’ website at www.goldenminerals.com/corp_gov.php.

Compensation Committee.  The Compensation Committee held two meetings during 2010 and is currently comprised of Messrs. Morano, Hume and Watkins. Each member of the Compensation Committee is independent as defined by the NYSE Amex LLC listing standards. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under our 2009 Equity Incentive Plan, as amended from time to time, and provide counsel regarding key personnel selection. For a discussion of the Compensation Committee’s role in establishing our executive compensation arrangements, see “Executive Compensation—Compensation Discussion and Analysis.”

The board of directors has adopted a charter for the Compensation Committee, a copy of which is available on Golden Minerals’ website at www.goldenminerals.com/corp_gov_compcomm.php.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee, which met three times during 2010, is currently comprised of Messrs. Eppler, Morano, and Palmer. Each member of the Corporate Governance and Nominating Committee is independent as defined by the NYSE Amex listing standards. The Corporate Governance and Nominating Committee is responsible for overseeing and evaluating the board’s performance, selecting and evaluating prospective director nominees and reviewing board and board committee compensation. The Committee also oversees and provides advice to the board of directors regarding our corporate governance policies, practices and procedures.

The board of directors has adopted a charter for the Corporate Governance and Nominating Committee, a copy of which is available on Golden Minerals’ website at www.goldenminerals.com/corp_gov_corpnom.php.

The Role of the Corporate Governance and Nominating Committee in the Nomination Process

In identifying and recommending nominees for positions on our board of directors, our Corporate Governance and Nominating Committee places emphasis on the following criteria, among others:

•                  Judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•                  Business or other relevant experience; and

•                  The extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of our board of directors will contribute to a board that is effective, collegial and responsive to the needs of the Company.

Our Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to our board of directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of our board of directors. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather consider it among the various factors relevant to any particular nominee. Our Corporate Governance and Nominating Committee evaluates possible candidates in detail and suggests individuals to explore in more depth. In the event that we decide to fill a vacancy that exists or we decide to increase the size of the board of directors, our Corporate Governance and Nominating Committee will identify, interview and examine, and make recommendations to the board of directors regarding appropriate candidates. We identify potential candidates principally through suggestions from the Company’s directors and senior management. Our President and Chief Executive Officer and board members may also seek candidates through informal discussions with third parties. We also consider candidates recommended or suggested by stockholders.

In addition to the candidate recommendations described above, pursuant to a December 2009 agreement entered into in connection with a private placement to Sentient, Sentient has the right to nominate one director to our board of directors so long as the Sentient stockholders collectively beneficially own at least 17% of our outstanding common stock, not including restricted stock held by our employees.  On March 30, 2011, the Sentient stockholders collectively beneficially owned approximately 20% of our outstanding common stock, not including restricted stock held by our employees.

Board Independence and Leadership Structure

Our board of directors has determined that each of our directors, other than Mr. Clevenger, our Chairman, President and Chief Executive Officer, is independent as defined by NYSE Amex listing standards.

The positions of Chairman of our board of directors and principal executive officer are occupied by the same individual, Mr. Jeffrey Clevenger. Mr. Clevenger has served as our President, Chief Executive Officer and Chairman of the board of directors since the Company’s inception in March 2009. The Company’s board of directors believes that it is important to have a unified leadership vision which Mr. Clevenger is positioned to provide. The board also believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a significant depth of knowledge about the Company to the role of Chairman. While we do not have a lead independent director, the independent members of the board meet from time to time as they deem necessary. We believe that our current board leadership structure is appropriate as all members of our board of directors, other than Mr. Clevenger, are independent directors.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the board of directors’ attention any material risks to the Company. The board of directors has oversight responsibility through its Audit Committee, which oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Stockholder Nominations

The Corporate Governance and Nominating Committee will receive, review and evaluate director candidates recommended by stockholders. The Committee has adopted written procedures to be followed by stockholders in submitting such recommendations. Candidates proposed by stockholders will be evaluated by the Committee in the same manner as candidates that are not proposed by stockholders. While stockholders may propose director nominees at any time, we must receive the required notice (described below) on or before the date set forth in the prior year’s annual proxy statement under the heading “Stockholder Proposals” in order to be considered by the Committee in connection with our next annual meeting of stockholders (typically held in May or June of each year).

Stockholders wishing to recommend a director candidate to serve on the board may do so by providing advance written notice to the Chairman of the Corporate Governance and Nominating Committee that identifies the candidate and includes certain information regarding the nominating stockholder and the candidate. A description of the required notice is available on our website at www.goldenminerals.com/corp_gov_boarddir.php.

A stockholder nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Golden Minerals. The Corporate Governance and Nominating

Committee will evaluate the independence of directors and potential directors nominated by stockholders, as well as his or her business experience, or specialized skills or experience. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for board membership. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. The Committee will also consider issues involving possible conflicts of interest of directors or potential directors.

Communication with the Board

We have established a process for security holders to communicate with the board of directors. Security holders wishing to communicate with the board of directors of Golden Minerals should send an email, write or telephone Jerry Danni, Executive Vice President, at:

Golden Minerals Company

350 Indiana Street, Suite 800

Golden, Colorado 80401

Telephone: (303) 839-5060

Facsimile: (303) 839-5907

Email: investor.relations@goldenminerals.com

All such communication must state the type and amount of Golden Minerals securities held by the security holder and must clearly state that the communication is intended to be shared with the board of directors, or if applicable, with a specific committee of the board. Mr. Danni will forward all such communication to the members of the board or specific board committee.

Director Attendance at the Annual Meeting

All members of the board of directors are encouraged, but not required, to attend the annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently comprised of Messrs. Morano, Hume and Watkins. Each member of the Compensation Committee is independent as defined by NYSE Amex listing standards. No member of the Compensation Committee has ever been an officer or employee of us or any of our subsidiaries, nor did any of these individuals have any reportable transactions with us or any of our subsidiaries in 2010. None of our current executive officers has served as a director or member of the compensation committee (or equivalent thereof) of another entity, any of whose executive officers served as a director of Golden Minerals or our predecessor Apex Silver.

Director Compensation

Our directors who are also our employees receive no fees for board service. Currently, Mr. Clevenger is the only director who is also an employee. The compensation for the non-employee directors of Golden Minerals includes the following: (i) a $20,000 annual cash retainer, (ii) a $1,000 cash fee for each board or committee meeting that the director attends in person or by telephone, and (iii) a $5,000 annual cash retainer for the Chairman of the Audit Committee. Retainer payments are made on the date of the annual stockholders’ meeting. We also reimburse our directors for all reasonable out-of-pocket costs incurred by them in connection with their services.

Non-employee directors may also receive equity awards under our Non-Employee Directors Deferred Compensation and Equity Award Plan (the “Deferred Compensation Plan”), an award program pursuant to our 2009 Equity Incentive Plan. Pursuant to the Deferred Compensation Plan, the directors may receive discretionary grants of restricted stock units. Restricted stock units typically vest on the first anniversary of the grant date and a director is entitled to receive one unrestricted share of common stock for each vested restricted stock unit upon the termination of the director’s service on our board of directors. Our directors are also eligible to receive other equity awards, including stock options, pursuant to our 2009 Equity Incentive Plan.

The table below sets forth all compensation awarded to our non-employee directors during 2010.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Stock Options ($)(2)	Total ($)
W. Durand Eppler	39,000	(3)	35,000	15,000	89,000
Ian Masterton-Hume	31,000		35,000	15,000	81,000
Kevin R. Morano	35,000		35,000	15,000	85,000
Terry M. Palmer	42,000	(3)	35,000	15,000	92,000
David H. Watkins	37,000	(3)	35,000	15,000	87,000

(1)            Stock Awards are awards of restricted stock units made to non-employee directors during the year ended December 31, 2010. Each non-employee director was granted 4,311 shares of restricted stock units on May 27, 2010, and all such units will vest on May 27, 2011.  Amounts shown in the table reflect grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). See footnote 11 of our Notes to the Consolidated Financial Statements for the year ended December 31, 2010, included in our Annual Report to Stockholders, for a discussion of the assumptions used to compute grant date fair value.

(2)            Stock Options are awards of stock options to our non-employee directors during the year ended December 31, 2010. Each non-employee director was granted 3,063 options on May 27, 2010, and such options will vest in three equal tranches beginning on May 27, 2011. Amounts shown reflect grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). See footnote 11 of Notes to the Consolidated Financial Statements for the year-ended December 31, 2010, included in our Annual Report to Stockholders, for a discussion of the assumptions used to compute grant date fair value.

(3)            In addition to the fees listed above, Messrs. Eppler, Palmer, and Watkins were each paid an additional $3,000 in 2010 for three Audit Committee meetings ($1,000 per meeting) attended in 2009 for which payment was not made until 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Set forth below is a discussion of our current compensation program for our named executive officers. The named executive officers described below include our principal executive officer, our principal financial officer, and the three other officers that were our most highly compensated executive officers during 2010. Compensation arrangements for 2010 and 2011 were established by our Compensation Committee without the assistance of any compensation consultants.

Objectives of Our Compensation Program

Our compensation program is designed to attract and retain top quality executive talent who can contribute to our long-term success and thereby build value for our stockholders, to tie annual and long-term cash and equity incentive compensation to the achievement of measurable company and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating stockholder value.

Our Compensation Committee has responsibility for approving the compensation arrangements for our executives and acts pursuant to a charter that has been approved by our board. We employ a three-part approach to executive compensation: base salary, annual performance-based cash bonuses, and long-term equity awards. In addition, we provide our executives a variety of other benefits that we also make available generally to all salaried employees. Our executive compensation program is organized around the following fundamental principles:

•                  A Substantial Portion of Executive Compensation Should Be in the Form of Equity Awards.  Our Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity. Equity compensation is important in order to align the interests of our executives with the interests of our stockholders.

•                  A Substantial Portion of Executive Compensation Should Be Performance-Based.  Our compensation program is designed to reward superior performance and deliver correspondingly lower compensation for weak performance, and we believe it accomplishes this in a number of ways. In terms of cash compensation, target award opportunities provided to each executive under our Bonus Incentive Plan range from 50% to 75% of the executive’s base salary. Awards for superior performance may result in a bonus of up to twice the targeted amount for all executives (other than Mr. Clevenger, who may earn up to three times the targeted amount). Whether and to what extent bonuses under the plan are paid depends on the extent to which the Company-wide and individual goals set by the Compensation Committee are attained and on the Committee’s subjective evaluations of individual executive performance.

•                  Our Compensation Program Should Enable Us to Compete for First-Rate Executive Talent.  We believe our stockholders are best served when we can attract and retain talented executives. Beginning in 2005 and extending through 2010, increases in metals prices resulted in numerous new mining projects worldwide, which created intense competition for the services of talented mining executives. Notwithstanding the ongoing global economic downturn, the competition for mining executives remains strong. To ensure that we are able to attract and retain talented executives, our Compensation Committee seeks to create a compensation package for executives that delivers total compensation that is competitive with exploration and mining companies with which we compete for executive talent.

Components of our Compensation Program

Base Salary.  We establish base salaries for our executive officers based on the scope of their respective responsibilities. We review base salaries annually and adjust them from time to time after taking into account individual responsibilities, performance and experience. Our Compensation Committee determines the salary for our Chief Executive Officer, and, after consideration of the Chief Executive Officer’s recommendations, for each officer below the Chief Executive Officer level.

Base salaries for our named executive officers during 2010 were as follows:

Salary
Jeffrey G. Clevenger	$450,000
Jerry W. Danni	$285,000
Robert P. Vogels	$250,000
Robert B. Blakestad	$250,000
Deborah J. Friedman(1)	$160,000

(1) Ms. Friedman is not an employee of the Company. All references to Ms. Friedman’s 2010 salary throughout “Compensation Discussion & Analysis” refer to the aggregate monthly retainer payments that Golden Minerals pays to the law firm of which she is a partner for approximately one-half of her time.  The law firm remits the retainer amounts directly to Ms. Friedman.  For more information regarding this arrangement, see “— Arrangement with Ms. Friedman.”

Base salaries for our named executive officers during 2011 are as follows:

Salary
Jeffrey G. Clevenger	$450,000
Jerry W. Danni	$300,000
Robert P. Vogels	$250,000
Robert B. Blakestad	$250,000
Deborah J. Friedman	$160,000

In establishing salaries for 2011, the Committee considered 2010 salary levels, the value of the various components of executive compensation and the relatively low level of inflation. The Committee noted that executive salaries were in a higher percentile than those of many companies with comparable assets, but noted that, unlike many of those companies, the Company’s executives were capable of executing the corporate development plan. Based on these factors, the Committee decided that salaries for 2011 should remain unchanged, except that Mr. Danni’s salary was increased for 2011 in connection with his promotion to Executive Vice President in May 2010.

Annual Cash Bonus.  Our executives participate in our Incentive Bonus Plan, which provides annual cash awards based on the performance of the executive officers and the Company as compared to performance standards established by our Compensation Committee. The table below shows the target awards for 2010 for our named executive officers and the actual amounts paid with respect to such awards in December 2010:

	Annual Salary	Bonus Target (%)		Bonus Target	Bonus Minimum	Bonus Maximum	Actual Bonus Paid(2)
Jeffrey G. Clevenger	$450,000	75%		$338,000	—	$1,014,000	$1,014,000
Jerry W. Danni	$285,000	50	%(1)	$143,000	—	$285,000	$285,000
Robert P. Vogels	$250,000	50%		$125,000	—	$250,000	$250,000
Robert B. Blakestad	$250,000	50	%(1)	$125,000	—	$250,000	$250,000
Deborah J. Friedman	$160,000	50	%(1)	$80,000	—	$160,000	$160,000

(1) The 2010 bonus targets for Mr. Danni, Mr. Blakestad, and Ms. Friedman were initially set at 45%.  In May 2010 the board of directors increased the 2010 bonus target for Mr. Danni to 50% in connection with his promotion and for Mr. Blakestad to 50% based on the significance of his direction of the exploration effort to the company in its current stage of development.  In December 2010, the Committee increased Ms. Friedman’s target bonus to 50%, in line with the rest of the executive team.

(2) Bonuses payments were made approximately 70% in cash and approximately 30% in restricted stock, vesting in equal tranches on the first three anniversary dates of the grant. Amounts paid were $700,000 in cash and 47,000 restricted shares for Mr. Clevenger; 14,800 restricted shares for Mr. Danni, 12,800 restricted shares for Mr. Vogels, 13,200 restricted shares for Mr. Blakestad, and 8,600 shares for Ms. Friedman.

In awarding the cash bonuses, our Compensation Committee reviewed the Company’s 2010 performance and concluded that the Company’s performance in 2010 significantly exceeded its performance targets.  The Committee considered, among other things: (i) completion of the company’s listing on the NYSE Amex in the first quarter of 2010; (ii) successful capital raising efforts through public and private offerings of approximately $140 million; (iii) achievement of objectives for the El Quevar project, including significantly increasing project resources, discovering a new deposit at the project and obtaining a 100% interest in the project; (iv) conclusion of the San Cristobal Management Services Agreement on favorable terms; (v) the discovery of a new deposit in Mexico, and (vi) maintenance of corporate general and administrative expenses at budgeted levels.  The Compensation Committee concluded that based on this performance, 2010 bonuses should be at or near maximum award levels.  The Committee decided to award approximately 30% of the bonuses as restricted stock both to reduce the cash component of the awards and to provide additional long-term incentives for continued performance.

The target awards for our named executive officers’ performance during 2011 are shown in the table below:

	Salary	Bonus Target	Bonus Target	Bonus Minimum	Bonus Maximum
Jeffrey G. Clevenger	$450,000	75%	$338,000	—	$1,014,000
Jerry W. Danni	$300,000	50%	$150,000	—	$300,000
Robert P. Vogels	$250,000	50%	$125,000	—	$250,000
Robert B. Blakestad	$250,000	50%	$125,000	—	$250,000
Deborah J. Friedman	$160,000	50%	$80,000	—	$160,000

Equity Incentive Awards.  A key component of our compensation program is the award of restricted shares and stock options under our 2009 Equity Incentive Plan. We believe that share ownership encourages long-term performance by our executive officers and aligns the interests of our officers with the interests of our stockholders. Equity awards under our 2009 Equity Incentive Plan are discretionary.

The pool of shares available under our 2009 Equity Incentive Plan is equal to 10% of our outstanding shares of common stock, plus shares issuable upon exercise of our outstanding warrants. As of March 30, 2011, we had 15,239,467 shares of common stock outstanding, plus an additional 300,000 shares issuable upon exercise of our outstanding warrants. Accordingly, as of March 30, 2011, the total number of shares issued pursuant to our 2009 Equity Incentive Plan may not exceed 1,553,946.

Our Compensation Committee determines the equity awards for our Chief Executive Officer, and, after consideration of our Chief Executive Officer’s recommendations, for each officer below the Chief Executive Officer level. Initial equity awards were made at the Company’s inception in 2009.  The Compensation Committee did not consider or make equity awards in December 2009, when salary and bonus decisions were made, because an insufficient number of shares were available for issuance under the 2009 Equity Incentive Plan.  After additional shares became available following completion of the Company’s equity offering in March 2010, the Compensation Committee granted equity awards in April 2010 to each executive with approximately 70% of the award value in restricted stock and the remaining 30% in stock options, vesting in equal tranches on the first three anniversaries of the grant date.  These awards, valued at approximately 100% of the executive’s salary, are shown in the Summary Compensation Table below.  The Committee considered various factors in making its determination to make long-term incentive awards of significant value, including the important tasks facing the Company’s management in the next three years as it focuses on developing the El Quevar discovery into an operating mine and developing other project opportunities, an executive compensation study previously prepared by Frederick Cook for the compensation committee of the Company’s predecessor, current trends in US executive compensation to reduce the option component of long-term equity awards and the practices of other junior exploration companies of granting significant numbers of options.

In December 2010, the Compensation Committee granted additional long term incentive restricted stock awards to the Company’s executives, as reflected in the Summary Compensation Table.  The Compensation Committee considered various factors in determining the December 2010 awards including its intention to consider the grant of such awards annually at the time when salary adjustments and annual bonus awards are considered, the basis on which restricted stock awards had been calculated for the April 2010 grants, the compensation practices of similarly situated companies, the executive compensation study previously prepared by Frederick Cook for the compensation committee of the Company’s predecessor, and current trends in executive compensation to reduce the option component of long term equity awards.

Perquisites and Other Benefits.  Because we believe that the compensation packages described above are adequate, we do not award significant perquisites to our executive officers. In 2010, each executive officer received a standard company match on his or her contributions to our 401(k) plan, totaling less than $10,000 per executive officer.

Other Compensation.  Our executives also have a variety of other benefits that are also made available generally to all salaried employees.

Severance Arrangements

Each of our full-time salaried employees, including each of our named executive officers, is covered by our Severance Compensation Plan. The plan provides that an executive whose employment is terminated without “cause” (as defined in the plan) is entitled to receive a lump sum payment equal to one year’s salary. Our Incentive Bonus Plan provides that an executive terminated without cause receives an amount equal to the executive’s target bonus percentage, multiplied by the amount of annual salary paid to the executive through the date of termination. Our 2009 Equity Incentive Plan provides that all restrictions on unvested restricted shares lapse upon the termination of an executive’s employment without cause.

These arrangements reflect our board’s view that our employees, including our executive officers, should be provided with reasonable severance benefits to assist with their transition to comparable employment positions and to provide a competitive benefit by industry standards. The details and amount of these benefits are described in “—Post-Employment Payments—Termination Not in Connection with a Change of Control.”

Change of Control Arrangements

We have entered into a Change of Control Agreement with each of our named executive officers. Our Compensation Committee believes that these agreements provide an important protection to our executive officers in the event of a change of control transaction and that the interests of our stockholders will be best served if the interests of our executive officers are aligned with theirs. Our Compensation Committee believes that providing change of control benefits reduces the reluctance of executive officers to pursue potential change of control transactions that could result in the loss of their employment but may be in the best interests of stockholders.

Cash payments under the Change of Control Agreements are in lieu of cash payments pursuant to the severance arrangements described above. The Change of Control Agreements are “double trigger” agreements which provide that payments will be made only if employment is terminated by the surviving company without cause or by the executive with good reason within two years following a change of control. In addition, upon the occurrence of a change of control, all restrictions on restricted stock lapse and all unvested stock options, if any, vest. The details and amount of these benefits are described in “—Post-Employment Payments—Termination in Connection with a Change of Control.”

Payments under the Change of Control Agreements are based on a multiple of the executive’s salary and target bonus. Our Chief Executive Officer is entitled to receive three times his salary and target bonus and each of the remaining named executive officers is entitled to receive two times his or her salary and target bonus. Our Compensation Committee believes these multiples are consistent with our industry peers.

In order to ensure that our executives actually receive the benefits described above, the Change of Control Agreements provide that we will reimburse our executive officers for the amount of the excise tax, if any, imposed on the change of control benefits under Internal Revenue Code Section 4999. This payment will be equal to an amount such that after the named executive officer timely pays the excise tax, his or her liability for all taxes would be the same as if this tax had not applied. This gross-up payment would not be deductible by Golden Minerals.

Summary Compensation Table

Compensation information is set forth below for the named executive officers of Golden Minerals through December 31, 2010. We have not entered into employment agreements with any of our executive officers but have certain arrangements regarding payments following termination of employment. For a description of these arrangements, see “—Post-Employment Payments.” All executives are employed on an at-will basis.

Name and Principal Position	Year(1)	Salary		Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation (6)	Total
Jeffrey G. Clevenger	2010	$450,000		—	$1,827,170	$267,510	$700,000	$8,334	$3,253,014
President and Chief Executive Officer	2009	$444,718		$120,000	$1,037,400	—	$400,000	$8,731	$2,010,849
	2008	$610,000		$80,000	$444,554	$530,658	—	$9,038	$1,674,250
Jerry W. Danni	2010	$285,000		—	$586,428	$86,760	$200,000	$10,872	$1,169,060
Executive Vice President	2009	$210,534		$48,000	$218,400	—	$135,000	$8,110	$620,044
	2008	$295,000		$32,000	$141,086	$133,040	—	$10,435	$611,651
Robert P. Vogels	2010	$250,000		—	$510,208	$72,300	$150,000	$6,425	$988,933
Senior Vice President and Chief Financial Officer	2009	$240,000		$37,500	$218,400	—	$135,000	$5,022	$635,922
	2008	$240,000		$25,000	$86,515	$76,108	—	$6,278	$433,901
Robert B. Blakestad	2010	$250,000		—	$520,652	$72,300	$160,000	$8,772	$1,011,724
Senior Vice President, Exploration and Chief Geologist	2009	$225,000		$34,500	$218,400	—	$135,000	$5,135	$618,035
	2008	$225,000		$23,000	$87,846	$69,766	—	$6,419	$412,031
Deborah J. Friedman Senior Vice President, General Counsel and Corporate Secretary(7)	2010	$160,000		—	$336,546	$48,200	$90,000	—	$634,746
	2009	$215,281	(8)	—	$163,844	—	$52,500	$3,200	$434,825
	2008	$320,000		$35,000	$111,804	$139,480	—	$4,132	$610,416

(1)

Compensation for 2008 and for January 1 through March 23, 2009 consists of amounts paid to the named executive officers in their former capacities as officers of Apex Silver. Compensation for March 24, 2009 through December 31, 2010 consists of amounts paid to the named executive officers in their capacities as officers of Golden Minerals.

(2)	Bonuses paid by Apex Silver consist of cash retention bonuses paid in December 2008 and March 2009.
(3)

Stock-based compensation cost for restricted stock awards is measured based on the closing fair market value of the company’s common stock on the date of grant, in accordance with stock based compensation accounting rules (FASB ASC Topic 718). Amounts shown in the table as “Stock Awards” for 2009 reflect restricted stock grants made in April 2009 to replace equity awards that had been cancelled in connection with Apex Silver’s bankruptcy proceedings. Amounts shown for 2010 reflect restricted stock grants made in April 2010 and December 2010. Although stock bonuses were paid in 2008, as reflected in the table, all outstanding ordinary shares and equity awards (including restricted stock and options held by executives) issued by Apex Silver were cancelled in connection with Apex Silver’s bankruptcy proceedings.

(4)

Amount shown reflects grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). See footnote 11 of Notes to the Consolidated Financial Statements for the year-ended December 31, 2010, included in our Annual Report to Stockholders, for a discussion of the assumptions used to compute grant date fair value.

(5)

All named executive officers have participated in our Incentive Bonus Plan since March 24, 2009, and prior to March 24, 2009 participated in the Apex Silver Incentive Bonus Plan. The relevant performance measure and the target value of each award for 2009 and 2010 were determined by Golden Minerals’ Compensation Committee. Performance measures and target values for 2008 were determined by the compensation committee of Apex Silver. Approximately 30% of awards under the Incentive Bonus Plan for performance in 2010 were made as grants of restricted common stock in lieu of additional cash bonus awards, and are reflected in the “Stock Awards” column of the table. Amounts shown in the table as “Non-Equity Incentive Plan Compensation” for 2009 reflect cash bonuses paid in December 2009 for performance in 2009 subsequent to March 24, 2009.

(6)	Amounts shown as “All Other Compensation” are all related to contributions to the 401(k) Plan and life insurance premiums paid on behalf of each of the named executive officers. Payments made in 2008 and during the 83-day period ended March 24, 2009 were made by Apex Silver; payments made during the last 282 days of 2009 and during 2010 were made by Golden Minerals.

(7)

In May 2009, Ms. Friedman ceased employment with Golden Minerals and resumed her partnership at the law firm of Davis Graham & Stubbs LLP.  For more information regarding this arrangement, see “— Arrangement with Ms. Friedman.”

(8)

2009 amounts reflect $131,281 in salary paid by the Company for the period from January 1, 2009 through April 30, 2009 and $84,000 paid by Company to Davis Graham & Stubbs LLP and remitted to Ms. Friedman for approximately half of Ms. Friedman’s time.

The following tables provide information for our named executive officers for the fiscal year ending December 31, 2010.

Grants of Plan-Based Awards Table

The following table shows our grants of plan-based awards to our named executive officers during 2010:

					All Other Stock Awards:	All Other
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Number of Shares of Stock or	Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold	Target	Maximum	Units(2)	Options(3)	($/Sh)	Awards(4)
Jeffrey G. Clevenger	4/12/2010	—	—	—	—	55,500	$8.00	$267,510
	4/12/2010	—	75,000	—	—	—	—	$600,000
	12/17/2010	—	36,000	—	11,000	—	—	$1,227,170
Jerry W. Danni	4/12/2010	—	—	—	—	18,000	$8.00	$86,760
	4/12/2010	—	25,000	—	—	—	—	$200,000
	12/17/2010	—	11,400	—	3,400	—	—	$386,428
Robert P. Vogels	4/12/2010	—	—	—	—	15,000	$8.00	$72,300
	4/12/2010	—	22,000	—	—	—	—	$176,000
	12/17/2010	—	10,000	—	2,800	—	—	$334,208
Robert B. Blakestad	4/12/2010	—	—	—	—	15,000	$8.00	$72,300
	4/12/2010	—	22,000	—	—	—	—	$176,000
	12/17/2010	—	10,000	—	3,200	—	—	$344,652
Deborah J. Friedman	4/12/2010	—	—	—	—	10,000	—	$48,200
	4/12/2010	—	14,000	—	—	—	—	$112,000
	12/17/2010	—	6,400	—	2,200	—	—	$224,546

(1)

All restricted common stock granted pursuant to our 2009 Equity Incentive Plan on April 12, 2010 will vest on each of the first three anniversaries of the grant date, with the first tranche vesting on April 12, 2011. All restricted common stock granted pursuant to our 2009 Equity Incentive Plan on December 17, 2010 will vest on each of the first three anniversaries of the grant date, with the first tranche vesting on December 17, 2011.

(2)

Amounts reflect shares of restricted common stock granted pursuant to our 2009 Equity Incentive Plan, which shares were issued in lieu of a portion of the executive’s cash bonus award under the issuer’s Incentive Bonus Plan. All such shares will vest in equal tranches on each of the first three anniversaries of the grant date, with the first tranche vesting on December 17, 2011.

(3)        All stock options granted on April 12, 2010 will vest in equal tranches on each of the first three anniversaries of the grant date, with the first tranche vesting on April 12, 2011.

(4)        Amounts reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our financial statements.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the equity awards held by our named executive officers on December 31, 2010:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Jeffrey G. Clevenger	—	55,500	—	$8.00	4/12/2020	—	—	169,500	(3)	$4,525,650
Robert B. Blakestad	—	15,000	—	$8.00	4/12/2020	—	—	45,200	(4)	$1,206,840
Jerry W. Danni	—	18,000	—	$8.00	4/12/2020	—	—	49,800	(5)	$1,329,660
Robert P. Vogels	—	15,000	—	$8.00	4/12/2020	—	—	44,800	(6)	$1,196,160
Deborah J. Friedman	—	10,000	—	$8.00	4/12/2020	—	—	30,100	(7)	$803,670

(1)        All stock options will vest in three equal tranches over three years, with the first tranche vesting on April 12, 2011.

(2)        The market value of stock awards is calculated based on the last sale price for our common stock on December 31, 2010 as reported on the NYSE Amex, which was $26.70.

(3)        Represents (i) 47,500 shares of restricted stock that will vest on April 3, 2011, (ii) 75,000 shares of restricted stock that will vest in three equal tranches over three years, with the first tranche vesting on April 12, 2011, and (iii) 47,000 shares of restricted stock that will vest in three equal tranches over three years, with the first tranche vesting on December 17, 2011.

(4)        Represents (i) 10,000 shares of restricted stock that will vest on April 3, 2011, (ii) 22,000 shares of restricted stock that will vest in three equal tranches over three years, with the first tranche vesting on April 12, 2011, and (iii) 13,200 shares of restricted stock that will vest in three equal tranches over three years, with the first tranche vesting on December 17, 2011.

(5)        Represents (i) 10,000 shares of restricted stock that will vest on April 3, 2011, (ii) 25,000 shares of restricted stock that will vest in three equal tranches over three years, with the first tranche vesting on April 12, 2011, and (iii) 14,800 shares of restricted stock that will vest in three equal tranches over three years, with the first tranche vesting on December 17, 2011.

(6)        Represents (i) 10,000 shares of restricted stock that will vest on April 3, 2011, (ii) 22,000 shares of restricted stock that will vest in three equal tranches over three years, with the first tranche vesting on April 12, 2011, and

(iii) 12,800 shares of restricted stock that will vest in three equal tranches over three years, with the first tranche vesting on December 17, 2011.

(7)        Represents (i) 7,500 shares of restricted stock that will vest on April 3, 2011, (ii) 14,000 shares of restricted stock that will vest in three equal tranches over three years, with the first tranche vesting on April 12, 2011, and (iii) 8,600 shares of restricted stock that will vest in three equal tranches over three years, with the first tranche vesting on December 17, 2011.

Option Exercises and Stock Vested Table

The following table presents information regarding the exercise of stock options by named executive officers during 2010, and on the vesting during 2010 of other stock awards previously granted to the named executive officers.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Jeffrey G. Clevenger	—	—	47,500	$380,000
Robert B. Blakestad	—	—	10,000	$80,000
Jerry W. Danni	—	—	10,000	$80,000
Robert P. Vogels	—	—	10,000	$80,000
Deborah J. Friedman	—	—	7,500	$60,000

(1)        The value realized on vesting is calculated based on the last sale price for our common stock on April 1, 2010, the last day of trading prior to the vesting date, as reported on the NYSE Amex, which was $8.00.

Post-Employment Payments

Termination Not in Connection with a Change of Control

All of our full-time salaried employees, including each of our executives, are covered by our Severance Compensation Plan. If an executive’s employment is terminated by us other than for cause (as defined in the plan) and such termination is not in connection with or following a change of control, death, disability or retirement, the executive is entitled to receive a lump sum payment equal to the executive’s then current annual salary. We will also pay to the executive an amount equal to the difference between the monthly medical and/or dental premiums the executive was paying immediately prior to termination of employment and the total COBRA premium due in order to continue such insurance coverage. Our Incentive Bonus Plan provides that in such circumstances, the executive will be entitled to receive an amount equal to the executive’s target bonus percentage, multiplied by the amount of annual salary paid to the executive through the date of termination. No executive who is terminated for cause, terminates or otherwise voluntarily leaves his or her employment, or whose employment is terminated as a result of death, disability or retirement, will receive any benefits under the Severance Compensation Plan.

If the termination of employment of one of our named executive officers had occurred as of December 31, 2010 in a manner that would have entitled him or her to payment pursuant to the Severance Compensation Plan, we estimate the following amounts would have been due:

	Severance Payment (Salary)(1)	Severance Payment (Bonus)(2)	Health Insurance Premiums(3)		Total
Jeffrey G. Clevenger	$450,000	$338,000	$15,929		$803,929
Jerry W. Danni	$285,000	$143,000	$21,361		$449,361
Robert P. Vogels	$250,000	$125,000	$21,361		$396,361
Robert B. Blakestad	$250,000	$125,000	$12,445		$387,445
Deborah J. Friedman	$160,000	$80,000	—	(4)	$240,000

(1)        Reflects executive’s annual salary for the year ending December 31, 2010.

(2)        Each executive is entitled to receive a pro rata share of his or her target bonus under the Incentive Bonus Plan, based on the portion of the year the executive performed his or her services.

(3)        We currently pay 100% of group health insurance premiums for medical and dental benefits. Amounts shown reflect 12 months of such premiums at rates in effect at December 31, 2010.

(4)        Ms. Friedman is not employed by the Company and does not receive medical and dental benefits.

In addition, restrictions on unvested restricted shares will lapse upon termination by Golden Minerals of employment without cause, or as a result of the executive’s death, disability or retirement. If the executive’s employment terminates for any other reason, including for cause, prior to the scheduled vesting date of the restricted shares, the shares will be forfeited upon termination. The number of restricted shares held by each executive as of December 31, 2010 is shown above in the Outstanding Equity Awards at Fiscal Year-End Table.

For the purpose of our restricted share awards, “retirement” means an executive’s retirement from Golden Minerals or its affiliates (i) on or after attaining age 55 and completing at least ten years of service, or (ii) on or after attaining age 62.

Termination in Connection with a Change of Control

We have entered into a Change of Control Agreement with each of our named executive officers. Payments under the Change of Control Agreement are in lieu of payments pursuant to our Severance Compensation Plan and are triggered only if one of the following events occurs within two years after a change of control: (1) termination of employment by us other than for cause, disability or death, or (2) termination of employment by the executive for good reason. Upon the occurrence of a change of control, all restricted stock will no longer be subject to restrictions. The amounts shown in the table below assume the occurrence of a change of control and one of the triggering termination events on December 31, 2010. These amounts are estimates of the amounts that would be paid to the named executive officers upon such events. The actual amounts can only be determined at the time of the named executive officer’s termination of employment. If payments made to the executive would subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive would be entitled to receive an additional gross-up payment to cover the excise tax. Receipt of benefits upon termination is subject to the execution of a general release of claims by the named executive officer or his or her beneficiary.

	Cash Severance Payment (Salary)(1)	Cash Severance Payment (Bonus)(2)	Health Insurance Premiums(3)		Other Insurance Benefits(4)		Total
Jeffrey G. Clevenger	$1,350,000	$1,012,500	$47,787		$5,000		$2,415,487
Jerry W. Danni	$570,000	$285,000	$42,722		$5,000		$902,722
Robert P. Vogels	$500,000	$250,000	$42,722		$5,000		$797,722
Robert B. Blakestad	$500,000	$250,000	$24,890		$5,000		$779,890
Deborah J. Friedman	$320,000	$144,000	—	(5)	—	(5)	$484,00

(1)          Mr. Clevenger is entitled to receive three times his annual base salary in effect at the date of the change of control. Each remaining named executive is entitled to receive two times his or her annual base salary in effect at the date of the change of control. At December 31, 2010, the annual base salary for Mr. Clevenger was $450,000; for Mr. Danni, $285,000; for Mr. Vogels, $250,000; and for Mr. Blakestad, $250,000; and Ms. Friedman, $160,000. This amount must be paid in a lump sum within 10 business days after the date of termination of employment.

(2)        Mr. Clevenger is entitled to receive three times his target bonus amount pursuant to our Annual Incentive Plan and the remaining named executives are each entitled to receive two times their respective target bonus amounts pursuant to our Annual Incentive Plan. The target bonus for 2010 for each of the named executive officers is discussed above in “Compensation Discussion and Analysis—Components of our Compensation Program—Annual Cash Bonus.” This amount must be paid in a lump sum within 10 business days after the date of termination of employment.

(3)        We will pay, on each executive’s behalf, the portion of premiums of the Company’s group health insurance, including coverage for his or her eligible dependents, that Golden Minerals paid immediately prior to the date of termination (“COBRA Payments”) for the period that such executive is entitled to coverage under COBRA, but not to exceed 36 months for Mr. Clevenger and 24 months for the remaining named executives. We will pay such COBRA Payments for the executive’s eligible dependents only for coverage for those dependents that were enrolled immediately prior to the date of termination. Our executive will continue to be required to pay that portion of the premium of his health coverage, including coverage for eligible dependents that he was required to pay as an active employee immediately prior to the date of termination. If the executive is for any reason not eligible for coverage under COBRA for the full 24 or 36 month period, as applicable, we will pay to the executive a lump sum in an amount equal to the product of (i) the amount of the COBRA payment paid on his behalf for the final month of the COBRA Period and (ii) the number of months by which the executive’s period of COBRA coverage was less than 24 or 36 months, as applicable. Amounts shown in the table above are not discounted to present value.

(4)        For the 24-month period immediately following the date of termination, we have agreed to provide to the executive, at a cost not to exceed an aggregate of $5,000, life, disability, and accident insurance benefits substantially similar to those that the executive was receiving immediately prior to the termination of employment. For the purpose of the above table, we have assumed that a benefit in the aggregate amount of $5,000 will be provided for the named executives.

(5)        Ms. Friedman is not employed by the Company and does not receive insurance benefits.

Risk Management

The board has determined that risks arising from our compensation policies and practices for our executives and employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee and board of directors assess our compensation policies and practices from time to time to ensure that the incentives provided in our compensation arrangements do not emphasize short-term risk taking at the expense of decisions likely to enhance stockholder value over the long term.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Person Transactions

We do not have a formal written policy for the review and approval of transactions with related parties. However, the Audit Committee Charter and our Code of Ethics and Business Conduct each provide guidelines for reviewing any “related party transaction.” In particular, the Audit Committee Charter requires that the Audit Committee review any transaction involving Golden Minerals and a related party at least once a year or upon any significant change in the transaction or relationship. Additionally, our Code of Ethics and Business Conduct prohibits conflicts of interest and provides non-exclusive examples of conduct that would violate the prohibition. If any of our employees are unsure as to whether a conflict of interest exists, the employee is instructed that he or she should consult with a specified compliance officer.

We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our board and legal counsel annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the board makes a formal determination regarding each director’s independence. If a director is determined to no longer be independent, such director, if he or she serves on any of the Audit Committee, the Corporate Governance and

Nominating Committee, or the Compensation Committee, will be removed from such committee prior to (or otherwise will not participate in) any future meetings of the committee. If the transaction presents a conflict of interest, the board will determine the appropriate response.

Arrangement with Ms. Friedman

Since May 2009, Deborah Friedman has devoted approximately half her time to service as our Senior Vice President, General Counsel and Corporate Secretary and approximately half her time to her legal practice at Davis Graham & Stubbs LLP where she is a partner. We currently pay a monthly flat fee retainer of $13,333 to the firm for approximately one-half of Ms. Friedman’s time spent serving as Senior Vice President, General Counsel and Corporate Secretary, which the firm subsequently remits to Ms. Friedman, and pay her customary hourly rate to the firm for any time spent by Ms. Friedman in excess of that threshold. Although she is a named executive officer of the Company for reporting purposes under the Securities Exchange Act of 1934, Ms. Friedman is not employed by the Company.

We paid approximately $700,000 to Davis Graham & Stubbs LLP for legal services rendered by various attorneys in the firm during 2010, not including Ms. Friedman’s monthly retainer payments. We have been advised that this amount represented a de minimis amount of the firm’s total revenue for that period. Through March 30, 2011, we have awarded to Ms. Friedman pursuant to our 2009 Equity Incentive Plan a total of 37,600 shares of restricted common stock and 10,000 stock options.

Indemnification Agreements with Officers and Directors

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted under Delaware law.

OWNERSHIP OF COMMON STOCK

The following table contains information about the beneficial ownership (unless otherwise indicated) of our common stock as of March 30, 2011 by:

•                  each person known by us to beneficially hold 5% or more of our outstanding common stock,

•                  each of our directors,

•                  each of our executive officers, and

•                  all of our executive officers and directors as a group.

All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission or upon information provided by such persons to us. Except as otherwise noted, we believe that all of the persons and groups shown below have sole voting and investment power with respect to the common stock indicated. Percentage computations are based on 15,239,467 shares of our common stock outstanding as of March 30, 2011.

Directors, Executive Officers and	Beneficial Ownership as of March 30, 2011
5% Stockholders of Golden Minerals(1)	Number	Percentage
Gilder, Gagnon, Howe & Co. LLC(2)	3,196,711	20.98%
Sentient Executive GP III, Limited(3)	2,939,790	19.29%
RBC Global Asset Management Inc.(4)	927,950	6.09%
Sprott Asset Management LP(5)	852,500	5.59%
Jeffrey G. Clevenger(6)	254,437	1.67%
W. Durand Eppler(7)	28,332	*
Ian Masterton-Hume(8)	17,332	*
Kevin R. Morano(9)	17,332	*
Terry M. Palmer(10)	18,332	*
David H. Watkins(11)	22,932	*
Robert B. Blakestad(12)	67,739	*
Jerry W. Danni(13)	69,413	*
Deborah J. Friedman(14)	43,433	*
Robert P. Vogels(15)	62,839	*
Directors and Executive Officers as a group (10 persons)(16)	602,120	3.95%

*                       The percentage of common stock beneficially owned is less than 1%.

(1)                The address of these persons, unless otherwise noted, is c/o Golden Minerals Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

(2)                This information is based on a Schedule 13G/A filed on February 14, 2011 by Gilder, Gagnon, Howe & Co. LLC (“Gilder”). Gilder beneficially owns 3,196,711 shares of our common stock. The shares reported include 2,682,086 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 478,105 shares held in accounts owned by the partners of Gilder and their families, and 36,520 shares held in the account of the profit sharing plan of Gilder. Gilder lists the address of its principal offices as 3 Columbus Circle, 26th Floor, New York, NY 10019.

(3)                This information is based on a Schedule 13D/A filed on October 27, 2010 by Sentient Global Resources Fund III, L.P. (“Fund III”), SGRF III Parallel I, L.P. (“Parallel I”), and Sentient Executive GP III, Limited (“Sentient Executive”). Fund III beneficially owns 2,673,371 shares of our common stock and Parallel I beneficially owns 266,419 shares of our common stock. Sentient Executive is the general partner of the general partner of Fund III and Parallel I and makes the investment decisions for those entities. Fund III and Parallel I are both Cayman Islands limited partnerships. The sole general partner of each is Sentient GP III, LP, which is a Cayman Islands limited partnership (“GP III”). The sole general partner of GP III is Sentient Executive, which is a Cayman Islands exempted company. Peter Cassidy, Greg Link and Susanne Sesselman are the directors of Sentient Executive. The address of the principal offices of Fund III, Parallel I, GP III and Sentient Executive is: Landmark Square, 1st Floor, 64 Earth Close, West Bay Beach South, P.O. Box 10795, George Town, Grand Cayman KY1-1007, Cayman Islands.

(4)                This information is based on a Schedule 13G filed on February 14, 2011 by RBC Global Asset Management Inc. (“RBC GAM”). RBC GAM beneficially owns 927,950 shares of our common stock. RBC GAM lists its address as RBC Centre, 155 Wellington Street West, Suite 2300, Toronto, Ontario, Canada M5V 3K7.

(5)                This information is based on a Schedule 13G filed on January 24, 2011 by Sprott Asset Management LP (“Sprott”). Sprott beneficially owns 852,500 shares of our common stock. Sprott lists its address as Suite 2700, South Tower, Royal Bank Plaza, Toronto, Ontario M5J 2J1.

(6)                Consists of 63,237 shares held directly, 169,500 shares of restricted stock, 18,500 stock options that will vest within 60 days of March 30, 2011; and 3,200 shares of common stock owned by Mr. Clevenger’s spouse for which he disclaims beneficial ownership.

(7)                Consists of 18,000 shares held directly; 9,311 restricted stock units, all of which are vested or will vest within 60 days of March 30, 2011; and 1,021 stock options that will vest within 60 days of March 30, 2011.

(8)                Consists of 7,000 shares held directly; 9,311 restricted stock units, all of which are vested or will vest within 60 days of March 30, 2011; and 1,021 stock options that will vest within 60 days of March 30, 2011.

(9)                Consists of 7,000 shares held directly; 9,311 restricted stock units, all of which are vested or will vest within 60 days of March 30, 2011; and 1,021 stock options that will vest within 60 days of March 30, 2011.

(10)          Consists of 8,000 shares held directly; 9,311 restricted stock units, all of which are vested or will vest within 60 days of March 30, 2011; and 1,021 stock options that will vest within 60 days of March 30, 2011.

(11)          Consists of 12,600 shares held directly; 9,311 restricted stock units, all of which are vested or will vest within 60 days of March 30, 2011; and 1,021 stock options that will vest within 60 days of March 30, 2011.

(12)          Consists of 17,539 shares held directly, 45,200 shares of restricted stock, and 5,000 stock options that will vest within 60 days of March 30, 2011.

(13)          Consists of 13,613 shares held directly, 49,800 shares of restricted stock, and 6,000 stock options that will vest within 60 days of March 30, 2011.

(14)          Consists of 10,000 shares held directly, 30,100 shares of restricted stock, and 3,333 stock options that will vest within 60 days of March 30, 2011.

(15)          Consists of 13,039 shares held directly, 44,800 shares of restricted stock, and 5,000 stock options that will vest within 60 days of March 30, 2011.

(16)          Consists of 173,228 shares held directly, 385,955 shares of restricted stock, and 42,937 stock options that will vest within 60 days of March 30, 2011.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Compensation Committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. The Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Submitted by the Members of the Compensation Committee:

Kevin R. Morano, Chairman

Ian Masterton-Hume

David H. Watkins

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee is currently comprised of Terry M. Palmer (Chairman), W. Durand Eppler, and David H. Watkins. The Audit Committee is responsible for overseeing and evaluating the Company’s financial reporting process on behalf of the board of directors, selecting and retaining the independent auditors, and overseeing and reviewing the internal audit function of the Company.

Management has the primary responsibility for the Company’s financial reporting process, accounting principles, and internal controls, as well as preparation of the Company’s financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the

Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent auditors. The Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that an audit of the annual financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent auditors are, in fact, “independent.”

The Audit Committee has met and held discussions with management and the independent auditors on a regular basis. The Audit Committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent auditors without the presence of the Company’s management. The Audit Committee has reviewed and discussed with both management and the independent auditors the Company’s consolidated financial statements as of and for the year ended December 31, 2010, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the Audit Committee that the financial statements were prepared in accordance with GAAP. The Audit Committee has relied on this representation, without independent verification, and on the representations of the independent auditors included in their report on the consolidated financial statements.

The Audit Committee discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” as amended by Statement of Auditing Standards No. 89, “Audit Adjustments” and Statement of Auditing Standards No. 90, “Audit Committee Communications.” The independent auditors have provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee has discussed with the independent auditors their independence. The Audit Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with maintaining auditor independence. The Audit Committee has concluded that the provision of non-audit services by the independent auditors was compatible with the maintenance of independence in the conduct of their auditing functions.

Based upon its review and discussions with management and the independent auditors and the reports of the independent auditors, and in reliance upon such information, representations, reports and opinions, the Audit Committee recommended that the board of directors approve the audited financial statements for inclusion in the Company’s annual report on Form 10-K for the year ended December 31, 2010, and the board of directors accepted the Audit Committee’s recommendations.

Submitted by the Members of the Audit Committee:

Terry M. Palmer, Chairman

W. Durand Eppler

David H. Watkins

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities and to furnish us with copies of such reports. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Golden Minerals during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner or more than 10% of any class of equity securities of Golden Minerals failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for the following:

•                  Terry M. Palmer, David H. Watkins, Jeffrey G. Clevenger, W. Durand Eppler, Kevin R. Morano, Ian Masterton-Hume, Jerry W. Danni, Robert P. Vogels, Deborah J. Friedman, and Robert B. Blakestad purchased common stock on March 24, 2010, and the Forms 4 reporting the transactions were filed on March 31, 2010.

•                  David H. Watkins purchased common stock on March 25, 2010 and the Form 4 reporting the transaction was filed on April 5, 2010.

•                  Robert B. Blakestad, Jeffrey G. Clevenger, Jerry W. Danni, and Robert P. Vogels surrendered shares to the company in payment of tax liabilities in connection with the vesting of restricted common stock on April 5, 2010, and the Forms 4 reporting the transactions were filed on April 14, 2010.

•                  Ian Masterton-Hume, W. Durand Eppler, Kevin R. Morano, Terry M. Palmer, and David H. Watkins were granted restricted stock units and stock options on May 27, 2010, and the Forms 4 reporting the transactions were filed on June 7, 2010.

•                  Ian Masterton-Hume purchased common stock on October 22, 2010, and the Form 4 reporting the transaction was filed on November 15, 2010.

•                  Hochschild Mining PLC sold all of its common stock between November 3, 2010 and December 15, 2010, and a single Form 5 reporting the transactions was filed on February 7, 2011.

Stockholder Proposals

Stockholders may present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. Stockholder proposals prepared in accordance with the proxy rules must be received by us on or before December 6, 2011 to be included in our proxy statement for the annual meeting of stockholders in 2012. In addition, in accordance with our Bylaws, if a stockholder proposal is neither received by us between January 20, 2012 and the close of business on February 19, 2012, it will not be considered or voted on at the annual meeting.  Our Bylaws also contain other procedures to be followed for stockholder proposals for stockholder action, including the nomination of directors.

OTHER MATTERS

Our management and the board of directors know of no other matters to be brought before the annual meeting. If other matters are presented properly to the stockholders for action at the annual meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the common stock represented by such proxy are entitled to vote.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the annual meeting, as we hope you will, you may vote your shares in person.

By order of the Board of Directors,

Deborah J. Friedman,
Corporate Secretary

Our Annual Report on Form 10-K filed with the Securities and Exchange Commission (without exhibits) may be obtained at no charge by any stockholder entitled to vote at the annual meeting who writes to: Jerry Danni, Golden Minerals Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Golden Minerals Company 01B83C 1 U P X + Annual Meeting Proxy Card  + 01 - Jeffrey G. Clevenger 02 - W. Durand Eppler 03 - Ian Masterton-Hume 04 - Kevin R. Morano 05 - Terry M. Palmer 06 - David H. Watkins Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Against Abstain 2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. 01 02 03 04 05 06 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. IMPORTANT ANNUAL MEETING INFORMATION Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. B Non-Voting Items 1234 5678 9012 345 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 C 1234567890 J N T 1 1 4 3 8 3 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2011. Vote by Internet Log on to the Internet and go to www.envisionreports.com/AUMN Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

ANNUAL MEETING OF THE STOCKHOLDERS OF GOLDEN MINERALS COMPANY PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a stockholder of Golden Minerals Company (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Jeffrey G. Clevenger, Robert P. Vogels, Jerry W. Danni and Deborah J. Friedman, each a proxy with power of substitution, for and in the name of the undersigned to attend the Annual Meeting of Stockholders of the Company to be held at the Courtyard by Marriott Denver West/Golden, 14600 W. 6th Avenue Frontage Road, Golden, CO 80401 on Thursday, May 19, 2011 at 9:00 am, Denver time, or at any adjournment or postponement thereof, and there to vote, as designated on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST “FOR” PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.) Proxy — Golden Minerals Company IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.